Exhibit 99.1

Earnings Release

Contact:	Craig Steeneck
973-541-6622

Pinnacle Foods Finance LLC

Reports Fiscal 2010 Third Quarter Results

Mountain Lakes, NJ November 10, 2010 - Pinnacle Foods Finance LLC (“Pinnacle” or the “Company”), a leading manufacturer, marketer and distributor of branded, high-quality food products in North America, announced its financial results for the third quarter ended September 26, 2010. Net sales were $541.7 million compared to $394.2 million in last year’s third quarter. This increase was principally due to the acquisition of Birds Eye Foods, Inc. late in 2009. Net loss was $12.2 million compared to net earnings of $10.4 million in the third quarter of last year. The decrease in earnings in the quarter is largely attributable to $20.9 million of charges related to the refinancing of certain debt, which will reduce future interest expense and improves the maturity profile of the Company’s debt portfolio. For the first nine months of 2010, net sales were $1.774 billion compared with $1.230 billion in last year’s first nine months and net earnings were $5.9 million compared to $10.8 million a year ago. Net cash provided by operating activities was $145.5 million in the first nine months of 2010 compared to $66.3 million last year primarily driven by a significant improvement in working capital. Consolidated EBITDA, as defined in our Senior Secured Credit Facility and the Indentures governing our Senior Notes and Senior Subordinated Notes, was $333.2 million in the first nine months of 2010 compared to $331.0 million for the first nine months of 2009, an increase of approximately 1%. For the last twelve months ended September 26, 2010, Consolidated EBITDA was $474.3 million. Consolidated EBITDA is defined below under “Non-GAAP Financial Matters”.

“The first nine months of 2010 has been a period of significant accomplishment for Pinnacle Foods. Our integration of the Birds Eye Foods acquisition has been seamless, we successfully refinanced a portion of our debt, and our brands are gaining share in a difficult trading environment,” said Pinnacle’s Chief Executive Officer, Robert J. Gamgort.

Third Quarter 2010

Consolidated net sales were $541.7 million in the third quarter of 2010 compared to $394.2 million in last year’s third quarter, an increase of $147.5 million. The acquisition of Birds Eye Foods added $188.6 million of net sales. On a proforma basis after giving effect to the acquisition of Birds Eye Foods, net sales for the third quarter of 2010 were down 5.6% compared to the same period a year ago, with net sales in our North American retail businesses down 3.2% driven by weak category performance and Specialty Foods Division net sales down 15%, in line with the company’s strategic initiative to de-emphasize lower margin foodservice and private label products. Excluding the Birds Eye® Steamfresh® and Swanson® frozen meals businesses which we are exiting, net sales in the North American retail business were down 2.6%.

Net sales in the Birds Eye Frozen Division were $223.1 million in the third quarter compared to $112.0 million in last year’s third quarter. The acquisition of Birds Eye Foods added $127.0 million of net sales. Birds Eye® Steamfresh® vegetables grew significantly when compared with the same period a year ago driven by new items, promotional increases and strong market share performance. Birds Eye® Voila!® complete bagged meals also showed a significant increase in sales and market share. The net sales of the remaining businesses in the division declined $15.9 million. The decrease was mainly driven by declines in our Hungry Man® and Swanson® dinners in a category marked by significant competitive activity. Aunt Jemima® increased slightly.

Net sales in the Duncan Hines Grocery Division were $214.1 million in the third quarter compared to $199.8 million in last year’s third quarter. The acquisition of Birds Eye Foods added $24.9 million of net sales. The net sales of the remaining businesses in the division declined $10.6 million primarily due to the Duncan Hines® brand in face of intense competition where we chose not to participate in uneconomical promotions. Armour® canned meat sales increased in the quarter.

Net sales in the Specialty Foods Division were $104.5 million in the third quarter compared to $82.4 million in last year’s third quarter. The acquisition of Birds Eye Foods added $36.7 million of net sales. The net sales of the remaining businesses in the division declined $14.6 million.

Earnings before interest and taxes (EBIT) were $54.2 million in the third quarter of 2010, or 10.0% of net sales, compared to 11.8% of net sales in the third quarter of 2009. Excluding the impact of the write-up of Birds Eye Foods’ inventories at the date of acquisition to fair value ($9.7 million), employee severance benefits and lease termination costs ($2.4 million) and integration costs ($0.3 million), EBIT would have been $66.6 million, or 12.3% of net sales. The growth in the EBIT margin was principally driven by lower commodity costs, improved product mix and our productivity initiatives taking hold, as well as lower administrative costs, reflecting the synergies realized from the Birds Eye Foods acquisition. Synergies realized, defined as reduction in operating costs resulting from the combination of Pinnacle and Birds Eye Foods, increased EBIT by $9.2 million in the three months ended September 27, 2010.

As noted earlier, earnings were also impacted by $20.9 million of charges related to the refinancing of certain of our debt, which will reduce future interest expense and improves the maturity profile of our debt portfolio. Earnings were also effected by higher interest expense to fund the Birds Eye Foods acquisition and a lower effective tax rate. This year’s effective tax rate was 38.4%.

Overall, net loss was $12.2 million in the third quarter of 2010, compared to net earnings of $10.4 million in the same period a year ago.

First Nine Months 2010

Consolidated net sales were $1.774 billion in the first nine months of 2010 compared to $1.230 billion in last year’s first nine months, an increase of $543.8 million. The acquisition of Birds Eye Foods added $628.8 million of net sales. On a proforma basis after giving effect to the acquisition of Birds Eye Foods, net sales for the first nine months of 2010 were down 4.2% compared to the same period a year ago, with net sales in our North American retail businesses down 1.4% and Specialty Foods Division net sales down 15%, in line with the company’s strategic initiative to de-emphasize lower margin foodservice and private label products. Excluding the Birds Eye® Steamfresh® and Swanson® frozen meals businesses which we are exiting, net sales in the North American retail business were down 0.4%.

Net sales in the Birds Eye Frozen Division were $778.1 million in the first nine months compared to $356.4 million in last year’s first nine months. The acquisition of Birds Eye Foods added $445.7 million of net sales. Birds Eye® Steamfresh® vegetables and Birds Eye® Voila!® complete bagged meals showed sizable sales and market share increases. The net sales of the remaining businesses in the division declined $24.0 million. The decrease was mainly driven by declines in sales of our Hungry Man® and Swanson® dinners in a category marked by significant competitive activity. Partially offsetting these were increases in Aunt Jemima® and Mrs. Paul’s® and Van de Kamp’s® seafood brands.

Net sales in the Duncan Hines Grocery Division were $684.7 million in the first nine months compared to $625.9 million in last year’s first nine months. The acquisition of Birds Eye Foods added $73.6 million of net sales. The net sales of the remaining businesses in the division declined $14.8 million, mostly due to the Duncan Hines® brand in face of intense competition where we chose not to participate in uneconomical promotions. Armour® canned meats posted increased sales.

Net sales in the Specialty Foods Division were $311.4 million in the first nine months compared to $248.1 million in last year’s first nine months. The acquisition of Birds Eye Foods added $109.5 million of net sales. The net sales of the remaining businesses in the division declined $46.2 million.

Earnings before interest and taxes (EBIT) were $186.7 million in the first nine months of 2010, or 10.5% of net sales, compared to 9.7% of net sales in the first nine months of 2009. Excluding the impact of the write-up of Birds Eye Foods’ inventories at the date of acquisition to fair value ($36.8 million), employee severance benefits and lease termination costs ($12.9 million) and integration costs ($5.1 million), EBIT would have been $241.5 million, or 13.6% of net sales. The growth in the EBIT margin was principally driven by lower commodity costs and improved product mix and our productivity initiatives taking hold. Synergies realized increased EBIT by $13.6 million in the nine months ended September 27, 2010.

Earnings were also impacted by the refinancing costs discussed in the third quarter above, higher interest expense to fund the Birds Eye Foods acquisition and a lower effective tax rate. This year’s effective tax rate was negative 41.6%.

Overall, net earnings were $5.9 million in the first nine months of 2010, compared to $10.8 million in the same period a year ago.

During the first nine months of 2010, we paid down $30.1 million of the bank term loans. In August, we refinanced the Tranche C Term Loan which initially partially funded the Birds Eye Foods acquisition. We fully paid off the Tranche C Term Loan of $842.3 million with $442.3 million of a new Tranche D Term Loan and issuing $400.0 million of 8.25% Senior Notes.

Conference Call Information

The company will hold a conference call on Friday, November 12, 2010 at 2:00PM (ET) to discuss results for the third quarter ended September 26, 2010.

To access the call, you can dial (866) 244-4629 and reference conference name: Pinnacle Foods Q3 Earnings Call. A replay of the call will be available beginning November 12, 2010 at 5:30 PM (ET) until November 24, 2010 by dialing 1-888-266-2081 and referencing Access Code 1494347.

About Pinnacle Foods Finance LLC

Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our approximately $2.5 billion business employs more than 4,500 people in 21 sites around North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division brands consist primarily of Birds Eye® vegetables, Birds Eye Steamfresh® vegetables, Birds Eye Viola!® meals, C&W® vegetables and McKenzie’s® vegetables, Freshlike® vegetables, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels and Celeste® frozen pizza. Our Specialty Food group manages Tim’s Cascade Snacks®, Snyder of Berlin® and Husman’s®. Further information is available at www.pinnaclefoods.com.

Forward Looking Statements

This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, including the recent deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, the successful integration and achievement of estimated future cost savings related to the Birds Eye Foods acquisition, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in the presentation.

Non-GAAP Financial Matters Pinnacle believes that the presentation of Consolidated EBITDA provides investors with useful information, as it is important in measuring covenant compliance with the financial covenants and determining our ability to engage in certain transactions in compliance with our debt facilities and it is a metric used internally by our Board of Directors and senior management.

Consolidated EBITDA is a non-GAAP measure and may not be comparable to similarly named measures used by other companies. You should not consider Consolidated EBITDA as an alternative to operating or net earnings(loss), determined in accordance with GAAP, as an indicator of Pinnacle’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows, or as a measure of liquidity.

Consolidated EBITDA is defined as earnings (loss) before interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude non-cash items, non-recurring items and other adjustment items permitted in calculating covenant compliance under the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

EBITDA and Consolidated EBITDA do not represent net earnings or (loss) or cash flow from operations as those terms are defined by Generally Accepted Accounting Principles (“GAAP”) and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definitions of Consolidated EBITDA in the Senior Secured Credit Facility and the indentures allow us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net earnings or loss. However, these are expenses that may recur, vary greatly and are difficult to predict. While EBITDA and Consolidated EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Our ability to comply with the financial covenants and engage in certain transactions in compliance with our debt agreements in future periods will depend on events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants in the future could result in a default under, or an inability to undertake certain activities in compliance with, the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, at which time the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable. Any such acceleration would also result in a default under the indentures governing the Senior Notes and Senior Subordinated Notes.

The following table provides a reconciliation from our net earnings (loss) to EBITDA and Consolidated EBITDA for the nine months ended September 26, 2010 and September 27, 2009 and the year ended December 27, 2009. The terms and related calculations are defined in the Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes.

	Nine Months Ended September 26, 2010	Nine Months Ended September 27, 2009	Year Ended December 27, 2009

Net earnings	$5,937	$10,818	$302,603
Interest expense, net	182,536	86,549	121,078
Income tax expense (benefit)	(1,746)	22,384	(277,723)
Depreciation and amortization expense	58,213	48,004	65,468

EBITDA (unaudited)	$244,940	$167,755	$211,426

Acquired EBITDA - Birds Eye Foods Acquisition (1)	—	92,843	142,268
Non-cash items (a)	38,256	2,142	4,738
Non-recurring items (b)	23,656	5,226	29,835
Other adjustment items (c)	6,268	17,112	26,673
Net cost savings projected to be realized as a result of initiatives taken, including acquisition synergies (d)	20,114	45,938	57,188

Consolidated EBITDA (unaudited)	$333,234	$331,016	$472,128

Last twelve months Consolidated EBITDA (unaudited)	$474,346

(1)	In accordance with our Senior Secured Credit Facility and the indentures governing the Senior Notes and Senior Subordinated Notes, we have included an adjustment for the Acquired EBITDA for Birds Eye Foods for the period prior to its acquisition, calculated consistent with the definition of Consolidated EBITDA.

(a)	Non-cash items are comprised of the following:

	Nine Months Ended September 26, 2010	Nine Months Ended September 27, 2009	Year Ended December 27, 2009

Non-cash equity-related compensation charges	$612	$2,398	$3,190
Unrealized mark-to-market losses or (gains) resulting from hedging activities	868	(256)	(277)
Impairment charges or asset write-offs	—	—	1,300
Effects of adjustments related to the application of purchase accounting - the write-up to fair market value of inventories acquired as a result of the Birds Eye Foods Acquisition	36,776	—	525

Total non-cash items	$38,256	$2,142	$4,738

(b)	Non-recurring items are comprised of the following:

	Nine Months Ended September 26, 2010	Nine Months Ended September 27, 2009	Year Ended December 27, 2009

Expenses in connection with an acquisition or other non-recurring merger costs	$437	$1,024	$25,238
Restructuring charges, integration costs and other business optimization expenses	22,125	899	986
Employee severance and recruiting	1,094	3,303	3,611

Total non-recurring items	$23,656	$5,226	$29,835

(c)	Other adjustment items are comprised of the following:

	Nine Months Ended September 26, 2010	Nine Months Ended September 27, 2009	Year Ended December 27, 2009

Management, monitoring, consulting and advisory fees paid to Blackstone	$3,430	$1,916	$2,540
Variable product contribution principally from the Birds Eye Steamfresh complete bagged meals no longer being offered	2,838	15,196	24,133

Total other adjustments	$6,268	$17,112	$26,673

(d)	Net cost savings projected to be realized as a result of initiatives taken:

	Nine Months Ended September 26, 2010	Nine Months Ended September 27, 2009	Year Ended December 27, 2009

Productivity initiatives in our supply chain	$—	$12,188	$12,188
Estimated net cost savings associated with the Birds Eye Foods Acquisition (“synergies”) (1)	20,114	33,750	45,000

Total net cost savings projected to be realized as a result of initiatives taken	$20,114	$45,938	$57,188

(1)	Represents the estimated reduction in operating costs that we anticipate will result from the combination of Pinnacle and Birds Eye Foods as a result of eliminating duplicate overhead functions and overlapping operating expenses, leveraging supplier relationships and combined purchasing power to obtain procurement savings or raw materials and packaging, and optimizing and rationalizing overlapping frozen warehouse and distribution networks less what has been realized in the first nine months.

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(thousands of dollars)

	Three months ended		Nine months ended
	September 26, 2010	September 27, 2009	September 26, 2010	September 27, 2009

Net sales	$541,729	$394,185	$1,774,245	$1,230,415
Cost of products sold	418,256	298,606	1,353,104	956,751

Gross profit	123,473	95,579	421,141	273,664

Operating expenses
Marketing and selling expenses	39,766	26,052	131,093	91,009
Administrative expenses	23,449	17,535	83,941	47,038
Research and development expenses	1,912	1,158	6,460	3,275
Other (income) expense, net	4,111	4,197	12,920	12,591

Total operating expenses	69,238	48,942	234,414	153,913

Earnings before interest and taxes	54,235	46,637	186,727	119,751

Interest expense	74,064	28,315	182,778	86,583
Interest income	85	21	242	34

Earnings (loss) before income taxes	(19,744)	18,343	4,191	33,202
Provision (benefit) for income taxes	(7,577)	7,950	(1,746)	22,384

Net earnings (loss)	$(12,167)	$10,393	$5,937	$10,818

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (unaudited)

(thousands of dollars)

	September 26, 2010	December 27, 2009

Current assets:
Cash and cash equivalents	$106,899	$73,874
Accounts receivable, net	163,482	158,004
Inventories, net	388,882	389,967
Other current assets	21,458	26,960
Deferred tax assets	33,738	25,670

Total current assets	714,459	674,475

Plant assets, net	431,455	412,208
Tradenames	1,658,812	1,658,812
Other assets, net	208,987	233,823
Goodwill	1,559,180	1,559,180

Total assets	$4,572,893	$4,538,498

Current liabilities:
Short-term borrowings	$466	$1,232
Current portion of long-term obligations	5,197	38,228
Accounts payable	150,930	130,360
Accrued trade marketing expense	45,175	49,048
Accrued liabilities	153,481	130,035
Accrued income taxes	—	455

Total current liabilities	355,249	349,358

Long-term debt (includes $139,216 and $109,237 owed to related parties)	2,869,692	2,849,251
Pension and other postretirement benefits	76,413	82,437
Other long-term liabilities	44,208	39,383
Deferred tax liabilities	350,864	343,716

Total liabilities	3,696,426	3,664,145

Commitments and contingencies

Shareholder’s equity:
Pinnacle Common stock: par value $.01 per share, 100 shares authorized, issued 100 shares	—	—
Additional paid-in-capital	693,417	693,196
Notes receivable from officers	—	(565)
Retained earnings	231,250	225,313
Accumulated other comprehensive (loss) income	(48,200)	(43,591)

Total shareholder’s equity	876,467	874,353

Total liabilities and shareholder’s equity	$4,572,893	$4,538,498

PINNACLE FOODS FINANCE LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(thousands of dollars)

	Nine months ended
	September 26, 2010	September 27, 2009

Cash flows from operating activities
Net earnings from operations	$5,937	$10,818
Non-cash charges (credits) to net earnings
Depreciation and amortization	58,212	48,004
Amortization of discount on term loan	1,856	—
Amortization of debt acquisition costs	9,424	3,551
Write off of debt issue and refinancing costs	17,281	—
Amortization of deferred mark-to-market adjustment on terminated swaps	2,565	3,434
Change in value of financial instruments	1,212	(271)
Stock-based compensation charge	614	2,400
Postretirement healthcare benefits	(57)	(19)
Pension expense net of contributions	(2,473)	1,457
Other long-term liabilities	1,528	1,060
Other long term assets	50	(1,177)
Deferred income taxes	(3,801)	22,619
Changes in working capital
Accounts receivable	(5,320)	(17,241)
Inventories	1,306	(11,307)
Accrued trade marketing expense	(3,966)	(10,492)
Accounts payable	34,691	587
Accrued liabilities	23,732	16,474
Other current assets	2,692	(3,596)

Net cash provided by operating activities	145,483	66,301

Cash flows from investing activities
Capital expenditures	(52,397)	(40,716)

Net cash used in investing activities	(52,397)	(40,716)

Cash flows from financing activities
Proceeds from bond offering	400,000	—
Proceeds from bank term loan	442,300	—
Repayments of long term obligations	(872,452)	(9,375)
Borrowings under revolving credit facility	—	39,864
Repayments of revolving credit facility	—	(58,208)
Proceeds from short-term borrowings	1,412	350
Repayments of short-term borrowings	(2,178)	(240)
Repayment of capital lease obligations	(2,164)	(233)
Change in bank overdrafts	(14,304)	—
Equity contributions	561	1,785
Repurchases of equity	(954)	(1,450)
Repayment of notes receivable from officers	565	—
Debt acquisition costs	(13,025)	—

Net cash used in financing activities	(60,239)	(27,507)

Effect of exchange rate changes on cash	178	244

Net change in cash and cash equivalents	33,025	(1,678)
Cash and cash equivalents - beginning of period	73,874	4,261

Cash and cash equivalents - end of period	$106,899	$2,583

Supplemental disclosures of cash flow information:
Interest paid	$122,380	$78,582
Interest received	242	34
Income taxes paid	6,262	581
Non-cash investing and financing activities:
New capital leases	(12,222)	(1,200)